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                                                                    Exhibit 10.3


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement, dated as of the 21st day of September, 2001, between Ronald Burke (the "Executive") and Memry Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H,
                              - - - - - - - - - -

         WHEREAS, the Company and the Executive entered into an employment agreement on December 7, 2000 which superseded and replaced the Offer Letter between the Company and the Executive, dated November 20, 2000 (the "Offer Letter");

         WHEREAS, the Company and the Executive desire to amend and restate the employment agreement on the terms and conditions set forth below (this "Agreement"); and

         WHEREAS, in consideration of the commencement of the performance described in this Agreement, and effective as of the date hereof, the Company shall issue to the Executive an option to acquire 50,000 shares of the common stock of the Company pursuant to the terms of the Company's Amended and Restated 1997 Long-Term Incentive Plan, which options shall (1) be incentive stock options to the extent permitted under the Internal Revenue Code of 1986, as amended, (2) have an exercise price equal to the fair market value of the common stock on the date hereof, and (3) vest equally in annual installments over four years beginning on the first anniversary of the date hereof.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, the parties agree as follows:

         1.       Employment and Duties.

                  (a) The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, upon the terms and conditions set forth herein. During the period during which he is employed hereunder (the "Period of Employment"), the Executive shall diligently and faithfully serve the Company in the capacity of Vice President and General Manager - Operations, or in such other and/or lesser executive capacity or capacities as the Board of Directors and the Executive may, from time to time, agree.

                  (b) During the Period of Employment hereof, the Executive shall, at the request of the Company, serve as an officer and/or director of direct and indirect subsidiaries, and other affiliates, of the Company as the Company, acting through its Board of Directors, shall request from time to time.

                  (c) The Executive shall devote his best efforts and substantially all of his business time, services and attention to the advancement of the Company's business and interests during the Period of Employment. The restrictions in this Section 1 shall in no way prevent the Executive from (except as set forth in the immediately succeeding sentence) pursuing other activities, so long as all of such other activities do not, in the aggregate, materially interfere with the Executive's duties hereunder

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         (including his obligation to devote substantially all of his business time, services and attention to the Company). Notwithstanding the foregoing, however, the Executive shall not accept any outside directorships during the Period of Employment without the prior consent of the Company's Board of Directors.

                  (d) The Executive shall, at all times during the Period of Employment, diligently and faithfully carry out the policies, programs and directions of the Board of Directors of the Company and the Company's senior management. The Executive shall comply with the directions and instructions made or given by or under the authority of the Company's President and Chief Operating Officer and whenever requested to do so shall give an account of all transactions, matters and things related to the Company and its affiliates and their affairs with which the Executive is entrusted.

         2. Term. The initial term of this Agreement shall commence on the date
            ----
hereof, and shall terminate on the day before the first anniversary of such date (the "Initial Term"). Thereafter, the term of this Agreement shall be automatically renewed for successive one-year periods, each commencing on the month and day of this Agreement in the appropriate year and terminating on the day before such date in the subsequent year, unless either party notifies the other in writing of such party's intention not to renew at least ninety (90) days prior to the date on which the term of this Agreement would otherwise terminate. The Initial Term and such other periods for which the term hereof has been extended as aforesaid is collectively referred to herein as the "Term." In the event the Company elects not to renew this Agreement at the end of any Term, then the Company shall pay to the Executive his base salary for a period of twelve (12) months following termination of this Agreement, as and when the same would otherwise be due; provided, however, that such payment shall not be paid
                        --------  -------
by the Company if such non-renewal is for Cause (as defined in Section 8(b)); and, provided further, that if such non-renewal by the Company follows within two (2) years of a Change in Control (as defined below), then the Company shall also pay to the Executive, in one lump sum on the last day of the Term, an amount equal to the sum of (x) 100 % of the Executive's annual base salary as then in effect, plus (y) 100% of the Executive's target bonus, as then in effect.

         3. Compensation.  In consideration of the services rendered and to be
            ------------
rendered by the Executive, the Company agrees to compensate the Executive during the Period of Employment as follows:

                  (a) From the date hereof the Company shall pay to the Executive an annual base salary of $175,000, payable in equal installments every two weeks. The Executive's base salary may be increased from time to time by the Board in accordance with normal business practices of the Company.

                  (b) The Executive shall also be entitled to receive additional compensation in the form of an annual target bonus in an amount equal to 45% of the Executive's base annual salary, determined by and in the sole discretion of the Board of Directors of the Company. Such target amount is based upon the Company meeting Company performance goals and objectives. In addition, the Executive shall be entitled to a cash bonus of $50,000 as soon as practicable following the Executive's successful completion (as determined in good faith by the Chief Executive Officer of the Company) of the move of the Tinel Lock and DTC product lines from the Company's West Coast operations to the Company's East Coast operations. The Executive shall also be eligible to receive stock option grants pursuant to any bonus and/or incentive compensation programs that may be established by the Company, including without limitation the Company's current incentive plans; provided, however,
                                                           --------  -------
         that nothing set forth in this sentence will in any way limit the Board of Directors


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         discretion to approve or reject any bonus that the Executive would otherwise be due under any such plans.

                  (c) The Executive shall be entitled to an automobile allowance of $500 per month, to be paid in accordance with the Company's policy for paying automobile allowances as in effect from time to time.

                  (d) The Executive shall be entitled to other fringe benefits comparable to the benefits afforded to other executive employees of the Company, including but not limited to reasonable sick leave and coverage under any health, dental, accident, hospitalization, disability, retirement, life insurance, 401(k), and annuity plans, programs or policies maintained by the Company. In addition, and without limiting the foregoing, the Company shall provide the Executive with twenty working days of vacation per calendar year (pro rated for partial years) worked and including the period prior to the date hereof beginning on the date that the Executive began providing consulting services to the Company), no more than thirty of which (in the aggregate) may be carried over from one year to the next. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the number of vacation days accrued by the Executive for the 2000 calendar year, the period prior to the date hereof, beginning on the date that the Executive began providing consulting services to the Company, shall be included.

                  (e) The Executive shall be entitled to reimbursement, in accordance with Company policy, of all reasonable out-of-pocket expenses which he incurs on behalf of the Company in the course of performing his duties hereunder, subject to furnishing appropriate documentation of such expenses to the Company's President and Chief Operating Officer.

                  (f) In the event that the Executive relocates from the Company's facility in Menlo Park, California to a facility at least 50 miles outside of Menlo Park, California, the Executive shall be entitled to Tier I relocation benefits (as set forth in the Company's Relocation Policy in effect as of the date hereof) plus a lump sum cash payment of an amount equal to the mortgage points actually paid by the Executive with respect to the financing of the Executive's new primary residence in Connecticut or New York purchased by the Executive in connection with such relocation (not to exceed three points), payable upon the later to occur of 30 days following the date of relocation and 30 days following the presentation by the Executive of evidence as to the same. The Executive acknowledges and agrees that, in the event of a termination of employment by the Executive without Good Reason during the two year period following the date of a relocation, the Executive shall be obligated to reimburse the Company all or a portion of the benefit received under such Relocation Policy, as set forth therein.

         4.       Covenant Not to Compete; Nonsolicitation.
                  ----------------------------------------

                  (a) Except as specifically set forth in this Section 4, during the Period of Employment, the Executive will not engage, directly or indirectly, anywhere in the United States (including its territories, possessions and commonwealths) or Canada in any business which competes or could reasonably be expected to compete with the Company and/or its affiliates and, for a period of one year after the termination of the Period of Employment, any business which competes or could reasonably be expected to compete with the Company and/or its affiliates as of the date of termination; provided, however, that (i) the ownership by the
                              --------  -------
         Executive of less than 2% of the outstanding stock of any publicly traded corporation shall not be deemed solely by reason thereof


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         to cause the Executive to be engaged in any businesses being conducted by such publicly traded corporation; and (ii) the Company, at its sole discretion, may, by written notice to the Executive no more than six
         (6) months and no less than three (3) months prior to the end of the two-year period described above, extend such two-year period for a third year, in which case the Company will be obligated to pay the Executive, quarterly in advance, at the rate of the Executive's base salary in effect on the last day of the Period of Employment, for such additional one-year non-compete period. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4(a) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (b) During the Period of Employment and for a period of three years thereafter, the Executive will not, directly or indirectly, either for himself or for any other person or entity (i) solicit (A) any employee of the Company or any affiliate of the Company to terminate his or her employment with the Company or such affiliate during his or her employment with the Company or such affiliate or (B) any former employee of the Company or an affiliate of the Company for a period of one year after such individual terminates his or his employment with the Company or such affiliate, (ii) solicit any customer or client of the Company or any such affiliate (or any prospective customer or client of the Company or such affiliate) as of the termination of the Period of Employment to terminate its relationship with the Company or such affiliate, or do business with any third parties, or (iii) take any action that is reasonably likely to cause injury to the relationships between the Company or any such affiliate or any of their respective employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any such affiliate as such relationship relates to the Company's or such affiliate's conduct of its business.

         5.       Covenant Not to Disclose Information. The Executive agrees
                  ------------------------------------
that during the Period of Employment and thereafter, he will not use or disclose, other than to another employee of the Company, qualified by the Company to receive that information in the normal course of business, any then confidential information or trade secrets of the Company or any affiliate of the Company which were made known to him by the Company, its officers or employees or affiliates, or learned by him while in the Company's employ, without the prior written consent of the Company, and that upon termination of his employment for any reason, he will promptly return to the Company any and all properties, records, figures, calculations, letters, papers, drawings, schematics or copies thereof or other confidential information of the Company and its affiliates of any type or description. It is understood that the term "trade secrets" as used in this Agreement is deemed to include, without limitation, lists of the Company's and its affiliates' respective customers, information relating to their practices, know-how, processes and inventions, and any other information of whatever nature which gives the Company or any affiliate an opportunity to obtain an advantage over its competitors who do not have access to such information.

         6.       Remedy at Law Inadequate.  The Executive acknowledges that any
                  ------------------------
remedy at law for breach of any of the restrictive covenants (Sections 4 and 5) contained in this Agreement would be inadequate and the Company shall be entitled to injunctive relief in the event of any such breach.


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         7.       Inventions and Improvements. With respect to any and all
                  ---------------------------
inventions (as defined in Section 7(e) below) made or conceived by the Executive, whether or not during his hours of employment, either solely or jointly with others, during the Period of Employment, without additional consideration:

                  (a) The Executive shall promptly inform the Company of any such invention.

                  (b) Any such invention, whether patentable or not, shall be the property of the Company, and the Executive hereby assigns and agrees to assign to the Company all his rights to any such invention, and to any United States and/or foreign letters patent granted upon any such invention or any application therefor.

                  (c) The Executive shall apply, at the Company's request and expense, for United States and/or foreign letters patent either in the Executive's name or otherwise as the Company may desire.

                  (d) The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, all sketches, drawings, models and figures and other information and shall perform such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.

                  (e) For purposes of this Section, the term "invention" shall be deemed to mean any discovery, concept or idea (whether patentable or not), including but not limited to processes, methods, formulas, techniques, hardware developments and software developments, as well as improvements thereof or know-how related thereto, (i) concerning any present or prospective activities of the Company and its affiliates and
         (ii) (A) which the Executive becomes acquainted with as a result of his employment by the Company, (B) which results from any work he may do for, or at the request of, the Company or any of its affiliates, (C) which relate to the Company's or any affiliates' business or actual or demonstrably anticipated research and development, or (D) which are developed in any part by use of the Company's or any such affiliates' equipment, supplies, facilities or trade secrets.

The parties hereto agree that the covenants and agreements contained in this
Section 7 are, taken as a whole, reasonable in their scope and duration, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants.

         8.       Termination of Employment.
                  -------------------------

                  (a) The Executive's Period of Employment hereunder may not be terminated prior to the expiration of the Term except in accordance with the provisions of this Section.

                  (b) The Executive's Period of Employment may be terminated by the Company with or without Cause or by the Executive with or without Good Reason (as defined in subsection (e)). For purposes of this Agreement, "Cause" means that termination occurs in connection with a determination, made at a meeting of the Board of Directors at which the Executive (and, at the Executive's option, his counsel) shall have had a right to participate, that the Executive has (i) committed an act of gross negligence or willful misconduct, or a gross dereliction of duty, that has materially and adversely affected the overall performance of his duties hereunder; (ii) committed fraud upon the Company in his capacity as an employee hereunder; (iii) been convicted of, or pled


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         guilty (or nolo contendere) to, a felony that the Board of Directors, acting in good faith, determines is or would reasonably be expected to have a material adverse effect upon the business, operations, reputation, integrity, financial condition or prospects of the Company;
         (iv) any material breach by the Executive of the terms hereof; (v) failure to follow instructions from a person authorized to give them pursuant to Section 1(d) above that is lawful and not inconsistent with the terms hereof; (vi) the Executive's habitual drunkenness or habitual substance abuse; (vii) civil or criminal violation of any state or federal government statute or regulation, or of any state or federal law relating to the workplace environment (including without limitation laws relating to sexual harassment or age, sex or other prohibited discrimination), or any violation of any Company policy adopted in respect of any of the foregoing; or (viii) a failure by the Executive to meet the minimum objectives established in the annual "Memry Sharing Plan" to receive any bonus pursuant to Section 3(b) above with respect to two consecutive fiscal years. A termination for Cause must be accompanied by a written notice to that effect. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be paid his base salary through the date of his termination and any unreimbursed business expenses in accordance with Section 3(e) hereof (the "Accrued Obligations").

                  (c) If the Executive dies, the Period of Employment shall terminate effective at the time of his death; provided, however, that
                                                       --------  -------
         such termination shall not result in the loss of any benefit or rights which the Executive may have accrued through the date of his death. If the Period of Employment is terminated prior to the expiration of the Term due to the Executive's death, the Company shall make a severance payment to the Executive's legal representatives equal to the Executive's regular base salary payments through the end of the month in which such death occurs and any Accrued Obligations. In addition, the Company shall make a severance payment to the Executive's legal representatives equal to the Executive's target bonus described in
         Section 3(b), pro rated for the portion of such fiscal year completed prior to the Executive's death; provided, however, that such pro rated
                                         --------  -------
         portion of the Executive's target bonus shall be paid to the Executive's legal representatives following the completion of such fiscal year at the time similar bonuses are paid to other employees of the Company.

                  (d) If the Executive becomes disabled, the Period of Employment may be terminated, at the Company's option, at the end of the calendar month during which his disability is determined; provided,
                                                                       --------
         however, that such termination shall not result in the loss of any
         -------
         benefits or rights which the Executive may have accrued through the date of his disability. If the Period of Employment is terminated prior to the expiration of the Term due to the Executive's disability, the Company shall make a severance payment to the Executive or his legal representative equal to any Accrued Obligations and shall continue the Executive's regular base salary payments for a period of six (6) months from the date of such termination or, if sooner, until payments begin under any disability insurance policy maintained by the Company for the benefit of the Executive. For the purposes of this section, the definition of "disability" shall be the same as the definition of a "permanent disability" contained in any long-term disability insurance policy maintained by the Company in effect at the time of the purported disability, or last in effect, if no policy is then in effect.

                  (e) If the Executive's Period of Employment with the Company is terminated by the Executive for Good Reason, as hereinafter defined, or is terminated by the Company without Cause (other than pursuant to subsection (d) above) (and the Company may terminate the Executive's employment without Cause at any time) other than at the end of the Term, then, in addition to the other rights to which the Executive is entitled upon a termination as provided for herein, the Executive shall also be entitled to (i) a lump-sum payment equal to the sum of (A) the Executive's


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         annual base salary, at the rate of salary in effect immediately prior to the effective date of such termination (without regard to any purported or attempted reduction of such rate by the Company), plus (B) 100% of the Executive's target bonus for the year that the termination occurs, plus (C) any Accrued Obligations, and (ii) outplacement service, up to a maximum amount of $15,000. For purposes of this Agreement, the term "Good Reason" shall mean: (i) the failure by the Company to observe or comply with any of the provisions of this Agreement if such failure has not been cured within ten (10) days after written notice thereof has been given by the Executive to the Company; or (ii) at the election of the Executive, upon a Change in Control of the Company, as defined in Section 10(f) (which election can be made at any time upon thirty (30) days' prior written notice given within two
         (2) years following the date on which the Change in Control of the Company occurred) if, subsequent to such Change in Control, there is a material diminution in the position, duties and/or responsibilities of the Executive; or (iii) a Relocation (as defined below). Further, in the event of a termination pursuant to this Section 8(e), or pursuant to Section 8(c) or Section 8(d) above, to the extent allowable under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the plans pursuant to which the same were granted, all incentive and non-qualified stock options then held by the Executive still subject to any vesting requirements shall have such vesting requirements terminated (such that all such options are then immediately exercisable). Relocation shall mean (i) prior to a Change in Control, the second time that the Company requires the Executive to relocate his principal place of business to a location more than sixty (60) miles from both (A) the facility in which the Executive is then employed and
         (B) the location of the home in which the Executive then resides, or
         (ii) after a Change in Control, the requirement that the Executive relocate his principal place of business to a location more than sixty
         (60) miles from both (A) the facility in which the Executive is then employed and (B) the location of the home in which the Executive then resides, in each case, without the Executive's prior consent. For purposes of clarification, a relocation from the Company's facility in Menlo Park, California, shall be deemed to have occurred without the Executive's consent for the purposes of clause (i) above.

         9. Effect of Termination. Upon termination of the Executive's
            ---------------------
employment for any reason whatsoever, all rights and obligations of the parties under this Agreement shall cease, except that the Executive shall continue to be bound by the covenants set forth in Sections 4, 5, 6 and 7 hereof, and the Company shall be bound to pay to the Executive accrued compensation, including salary and other benefits, to the date of termination and any severance payments which may be owed under the provisions of Section 8 hereof.

         10.      Miscellaneous.
                  -------------

                  (a) This Agreement may not be assigned by the Executive. The Company may assign this Agreement in connection with a Change in Control the Company.

                  (b) In the event that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be, and shall be deemed to be, modified so as to become valid and enforceable, and the remaining provisions of this Agreement shall not be affected.

                  (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.


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                  (d) No modification of this Agreement shall be effective
         unless in a writing executed by both parties.

                  (e) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supercedes all prior agreements, representations and promises by either party or between the parties, including without limitation, the Offer Letter.

                  (f) For purposes of this Agreement, "Change in Control of the Company" shall mean: (i) any merger or consolidation or other corporate reorganization of the Company in which the Company is not the surviving entity; or (ii) any sale of all or substantially all of the Company's assets, in either a single transaction or a series of transactions; or
         (iii) a liquidation of all or substantially all of the Company's assets; or (iv) a change within one twelve-month period of a majority of the directors constituting the Company's Board of Directors at the beginning of such twelve-month period; or (v) if a single person or entity, or a related group of persons or entities, at any time acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 25% or more of the Company's outstanding voting securities; unless, (x) with respect to any event described in clauses (i) through (v), the Executive agrees in writing, prior to the consummation of the event giving rise to the Change in Control of the Company, that such event or events does not for purposes of this Agreement constitute a Change in Control of the Company, or (y) with respect to clause (iv), the change of directors is approved by the Board of Directors as constituted prior to such change.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

                                         MEMRY CORPORATION


                                         By: /s/ James G. Binch
                                            ------------------------------------
                                               Name:  James G. Binch
                                               Title: Chairman and CEO


                                          /s/ Ronald Burke
                                         ---------------------------------------
                                         Ronald Burke

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